Exhibit 99.1

P R E S S   R E L E A S E

Renee Brotherton	Kevin Kessel
Corporate Communications	Investor Relations
(408) 576-7189	(408) 576-7985
renee.brotherton@flextronics.com	kevin.kessel@flextronics.com

FLEX RECEIVES APPROVAL FOR ADDITIONAL SHARE REPURCHASES

San Jose, CA, August 18, 2017 —Flex (NASDAQ: FLEX) today announced that on August 15, 2017, it received shareholder approval to purchase up to 20% of its outstanding shares.  Since the beginning of fiscal 2012 through the first quarter ended June 30, 2017, the Company repurchased approximately 298.8 million shares for approximately $2.6 billion and retired all of these shares.

Under the Company’s current share repurchase program, the Board of Directors authorized repurchases of its outstanding ordinary shares for up to $500 million in accordance with the share repurchase mandate approved by the Company’s shareholders at the date of the most recent Annual General Meeting held on August 15, 2017.

Share repurchases, if any, will be made in the open market and in compliance with SEC Rule 10b-18.  The timing and actual number of shares repurchased will depend on a variety of factors including price, market conditions and applicable legal requirements.  The share repurchase program does not obligate the Company to repurchase any specific number of shares and may be suspended or terminated at any time without prior notice.

About Flex

Flex is the Sketch-to-Scale™ solutions provider that designs and builds Intelligent Products for a Connected World™. With approximately 200,000 professionals across 30 countries, Flex provides innovative design, engineering, manufacturing, real-time supply chain insight and logistics services to companies of all sizes in various industries and end-markets. For more information, visit flex.com or follow us on Twitter @flexintl. Flex — Live Smarter™

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